                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

                           FILED BY THE REGISTRANT [X]

                 FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

                           CHECK THE APPROPRIATE BOX:


[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             TRENDWEST RESORTS, INC.

                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(s) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

               PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

                              [X] NO FEE REQUIRED.

  [ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14a-6(i)(1) AND 0-11.

       (1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

        (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials:

    [ ] Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                            TRENDWEST RESORTS, INC.
                               9805 WILLOWS ROAD
                           REDMOND, WASHINGTON 98052

                                 April 28, 2000

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Trendwest Resorts, Inc., (the "Company") which will be held at our headquarters, 9805 Willows Road, Redmond, Washington, at 1:00 p.m., Thursday, June 8, 2000. I look forward to greeting as many of our shareholders as possible.

     At the annual meeting, holders of the Company's common stock will be asked to vote to elect two directors to the Board of Directors and to ratify the selection of KPMG LLP as independent auditors. Information about the nominees for election to the Board of Directors and the other matters is included in the accompanying Notice of Annual Meeting of Shareholders and the Proxy Statement. Your Board of Directors recommends that you vote "FOR" the Board of Director nominees and the selection of KPMG LLP.

     In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity to ask questions of general interest to Shareholders.

     Whether or not you attend the annual meeting it is important that your shares be represented and voted. Therefore, I urge you to sign, date and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you decide to attend the annual meeting and vote in person, you will, of course, have that opportunity.

                                          Sincerely,

                                          /s/ WILLIAM F. PEARE
                                          William F. Peare
                                          President and Chief Executive Officer

                            TRENDWEST RESORTS, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 28, 2000
                            ------------------------

     The Annual Meeting of Shareholders of Trendwest Resorts, Inc., (the "Company") will be held at our headquarters, 9805 Willows Road, Redmond, Washington, at 1:00 p.m., Thursday, June 8, 2000, for the following purposes:

          1. To elect two directors to hold office until the 2003 Annual Meeting of Shareholders and until their successors are elected and qualified;

          2. The ratification of KPMG LLP as independent auditors; and

          3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The above matters are more fully described in the Proxy Statement, which follows. Only holders of shares of the Company common stock of record at the close of business on April 10, 2000, are entitled to notice of, and to vote at, this annual meeting and any and all adjournments thereof.

                                          By Order of the Board of Directors,

                                          /s/ WILLIAM F. PEARE
                                          William F. Peare
                                          President and Chief Executive Officer

Redmond, Washington
April 28, 2000

                                   IMPORTANT

Whether or not you expect to attend in person, we urge you to sign, date, and return the enclosed proxy at your earliest convenience. This will ensure the presence of a quorum at the meeting. PROMPTLY SIGNING, DATING, AND RETURNING THE PROXY WILL SAVE THE COMPANY THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Sending in your proxy will not prevent you from voting your stock at the meeting if you desire to do so, as your proxy is revocable at your option in the manner described in the Proxy Statement.

                            TRENDWEST RESORTS, INC.
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 8, 2000
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     The enclosed proxy is solicited by the Board of Directors of Trendwest Resorts, Inc., (the "Company") to be voted at the Annual Meeting of Shareholders to be held at 1:00 p.m. on June 8, 2000, and any adjournments thereof (the "Annual Meeting"). The persons named as proxies are William F. Peare and Jeffery
P. Sites. The accompanying notice of meeting, this Proxy Statement and the accompanying proxy are being first sent to Shareholders on or about April 28, 2000.

     At the Annual Meeting, holders of the Company's common stock, no par value per share (the "Common Stock"), will be asked to elect two directors, each to hold office until the 2003 Annual Meeting of Shareholders and, in each case, until his or her successor is elected and qualified and to ratify KPMG LLP as independent auditors.

     All shares represented by proxies that are properly executed and returned will be voted in accordance with the instructions noted thereon. In the absence of voting instructions, the shares of Common Stock will be voted for the nominees for director listed herein and on the proxy and for the ratification of KPMG LLP as independent auditors. A Shareholder giving a proxy has the power to revoke it at any time before it is voted. The proxy may be revoked by written notice to the Secretary of the Company received at the Company's offices at 9805 Willows Road, Washington, 98052, on or before May 31, 2000 or by written notice delivered in person at the Annual Meeting to the Secretary prior to the commencement of the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

     Only Shareholders of record at the close of business on April 10, 2000 (the "Record Date") will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 16,940,834 shares of Common Stock outstanding, which represent all of the voting securities of the Company. Each share of Common Stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors.

     The holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, if present in person or represented by proxy, constitute a quorum for purposes of acting on the election of directors. Abstentions and shares held by brokers that are present but not voted because brokers were prohibited from exercising discretionary authority will be counted as present for the purposes of determining if a quorum is present.

     Under applicable law and the Company's articles of incorporation and bylaws, and assuming that a quorum is present, in the election of the two directors for terms ending in 2003, the persons elected will be the two persons receiving the largest number of votes cast at the Annual Meeting by shares present in person or by proxy. Approval of the other proposal requires that more votes favor the proposal than oppose it. In determining whether a voting matter has received the requisite number of affirmative votes, abstentions and broker non-votes will have no effect on the election of directors or on either proposal.

     All proxy soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting. In addition to mailing this material to Shareholders, the Company has asked banks and brokers to forward copies to persons for whom they hold shares of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and regular employees of the Company may also, without being additionally compensated, solicit proxies by mail, telephone, telegram, facsimile or personal contact.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information regarding ownership of the Common Stock by each person known to the Company to own more than 5% of the outstanding shares of the Common Stock on April 10, 2000.

                                                         SHARES OF
                                                        COMMON STOCK
       NAME AND ADDRESS OF BENEFICIAL OWNER          BENEFICIALLY OWNED      PERCENT OF CLASS
       ------------------------------------          ------------------      ----------------
JELD-WEN, inc......................................      13,725,821               81.06%
  3250 Lakeport Blvd
  Klamath Falls, Oregon 97601

     The following table sets forth information regarding the beneficial ownership of Common Stock on April 10, 2000 by (i) each director and nominee for director, (ii) the Company's Chief Executive Officer and the other executive officers named in the executive compensation table set forth herein and (iii) all directors and executive officers as a group. The following is based on information furnished by such owners. Each of the persons named below has sole voting and investment power with respect to the shares shown, except as noted below.

                                                           SHARES OF
                                                          COMMON STOCK
        NAME AND ADDRESS OF BENEFICIAL OWNER           BENEFICIALLY OWNED    PERCENT OF CLASS
        ------------------------------------           ------------------    ----------------
William F. Peare.....................................        327,860(1)            1.9%
Jeffery P. Sites.....................................         78,612(1)              *
Gene F. Hensely......................................          9,000(1)              *
Alan B. Schriber.....................................         10,650(1)              *
Gary A. Florence.....................................         17,800(1)              *
Jerol E. Andres......................................          6,000                 *
Douglas P. Kintzinger................................          5,584(2)(6)           *
Roderick C. Wendt....................................        630,015(3)(6)         3.7%
Michael Hollern......................................          6,000(4)              *
Harry Demorest.......................................         23,000(5)              *
Linda M. Tubbs.......................................          2,000                 *
All directors and executive officers as a group (19
  persons)...........................................      1,280,935(7)            7.6%

---------------
 *  Less than 1%

(1) Includes 8,800 exercisable options.

(2) Includes 1,200 shares held by Mr. Kintzinger's wife.

(3) Includes 4,117 shares held by Mr. Wendt's minor children and 612,008 shares held by R&R Vista, an Oregon general partnership of which Mr. Wendt is a 50% owner.

(4) Includes 6,000 shares held by Hollybrook & Co., a nominee partnership holding shares in a trust of which Mr. Hollern is a beneficiary.

(5) Includes 23,000 shares held by Mr. Demorest's wife.

(6) Messrs. Kintzinger and Wendt are executive officers and directors of JELD-WEN, inc. and disclaim any beneficial ownership in the shares of the Company owned by JELD-WEN, inc.

(7) Includes 112,200 exercisable options.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company currently consists of eight directors who are divided into three classes, as nearly equal in number as possible. The members of each class serve three-year terms, with one class elected annually. The term of office of the directors in Class III expires at the 2000 Annual Meeting. The Board of Directors has nominated Mr. Peare and Mr. Demorest for election as directors to serve a term of three years ending at the Company's Annual Meeting of Shareholders in 2003 and until their successors have been duly elected and qualified.

     Mr. Peare and Mr. Demorest have indicated that they are willing and able to serve as directors. If either Mr. Peare or Mr. Demorest are unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The two directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Unless instructions to the contrary are specified in a properly signed and returned proxy, the proxies will be voted in favor of Messrs. Peare and Demorest.

              THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                            VOTE "FOR" THE NOMINEES.

DIRECTORS

     The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting. Except as otherwise indicated, each director has been engaged in the principal occupation described below for at least five years.

                                                             COMPANY         EXPIRATION OF
NAME                                               AGE    DIRECTOR SINCE    TERM AS DIRECTOR
----                                               ---    --------------    ----------------
William F. Peare.................................  61          1989               2000
Jeffery P. Sites.................................  42          1991               2002
Jerol E. Andres..................................  55          1989               2001
Douglas P. Kintzinger............................  38          1994               2002
Roderick C. Wendt................................  44          1993               2001
Harry L. Demorest................................  56          1997               2000
Michael P. Hollern...............................  60          1997               2002
Linda M. Tubbs...................................  51          1997               2001

     William F. Peare has served as its President and Chief Executive Officer, and as a director, since 1989. Mr. Peare also serves as a director and, until January, 1999, as President of WorldMark, The Club ("WorldMark"). Mr. Peare developed the WorldMark concept and attracted key management personnel to the Company. From 1987 to 1989, Mr. Peare served as a management consultant for Eagle Crest Resort in Redmond, Oregon ("Eagle Crest") and for Elkhorn Resort in Sun Valley, Idaho. From 1985 to 1987, Mr. Peare was a Senior Vice President of Horizon Airlines. From 1983 to 1985, Mr. Peare served as Chief Executive Officer of All Seasons Resorts, Inc. ("All Seasons"), a publicly-traded membership campground company. From 1975 to 1982, Mr. Peare served as President of Thousand Trails Inc. ("Thousand Trails"), the nation's largest membership campground company.

     Jeffery P. Sites has served as Executive Vice President, Chief Operating Officer, and Secretary of the Company since 1989, and served as Treasurer from 1989 to January 1997. Mr. Sites has been a director of the Company since 1991. Prior to 1998, Mr. Sites served as a director and as Treasurer of WorldMark. Mr. Sites oversees the day-to-day operations of the Company. From 1987 to 1989, Mr. Sites was Chief Financial Officer of OMT, Inc., a holding company with a variety of businesses including an interval ownership project in Sun Valley, Idaho. From 1985 to 1987, Mr. Sites was Executive Vice President and co-founder of Venture Out

Resorts, a regional membership campground company. From 1983 to 1985, Mr. Sites was the Controller for All Seasons.

     Jerol E. Andres has served as a director of the Company since 1989. Since 1988, Mr. Andres has served as Chief Executive Officer and President of Eagle Crest. From 1984 to 1988, Mr. Andres founded and was Chief Executive Officer and President of Happy Trails Resort. Since 1993, Mr. Andres has served as a director of Bank of the Cascades, a publicly-traded bank company. Mr. Andres served on the board of ARDA for 11 years, serving as Chairman from 1984 to 1986. From 1978 to 1984, Mr. Andres served as a Vice President of Thousand Trails.

     Douglas P. Kintzinger has served as a director of the Company since 1994. Mr. Kintzinger has been Senior Vice President of JELD-WEN since 1997 and is responsible for the accounting, data processing, legal, employee benefits, risk management, insurance, corporate services, treasury and corporate development of JELD-WEN. Mr. Kintzinger was first employed by JELD-WEN in 1987 and served as special projects manager, corporate counsel, manager of corporate development and in 1994 vice president of administration and corporate development. He has been a director of JELD-WEN since 1994 and JELD-WEN's corporate secretary since 1992. Mr. Kintzinger has also been an officer/director of various JELD-WEN affiliates and subsidiaries, including JELD-WEN HOLDINGS, inc., Eagle Crest G.P. Inc., Running Y Resort, Inc., West One Automotive Group, Inc. and Brooks Resources Corporation. Mr. Kintzinger also has served as a director of South Valley State Bank since 1990 and as a Regent of Luther College since 1990.

     Roderick C. Wendt has served as a director of the Company since 1989. Mr. Wendt has been President of JELD-WEN since 1992 and is responsible for the overall day-to-day performance of JELD-WEN. Mr. Wendt was first employed by JELD-WEN in 1980 and served as corporate counsel, Vice President and Senior Vice President prior to becoming President. He has been a director of JELD-WEN since 1985. Mr. Wendt has also been an officer and/or director of various JELD-WEN affiliates and subsidiaries, including Eagle Crest G.P. Inc., Running Y Resort, Inc., Windmill Inns of America, inc., West One Automotive Group, Inc., Frank Paxton Company and Brooks Resources Corporation. Mr. Wendt also served as a director of South Valley State Bank from 1983 to 1994, from 1996 to present, and has served as a director of the High Desert Museum since 1994.

     Harry L. Demorest has served as Chief Executive Officer of Columbia Forest Products, Inc. since March 1996. He served as President of Columbia Forest Products, Inc. from March 1994 to March 1996, and as Executive Vice President from April 1992 to February 1994. Prior to his employment by Columbia Forest Products, Inc., Mr. Demorest was a partner with Arthur Andersen & Co., serving as Office Managing partner for the Portland, Oregon office from 1981 to 1991 and as Partner-in-charge of the tax division of the Portland office from 1979 to 1985.

     Michael P. Hollern has served as Chairman of the Board of Directors of Brooks Resources Corporation since 1970, and has served as President of Brooks Resources from 1983 to 1999 and Chief Executive Officer since 1999. Mr. Hollern served as President of Brooks-Scanlon, Inc. from 1970 until its sale to Diamond International in June 1980. Mr. Hollern also serves on the boards of directors of several corporate, civic and charitable organizations.

     Linda M. Tubbs retired April 1, 1998 as an Executive Vice President of Wells Fargo Bank, serving as its Division Manager for the Northwest Commercial Banking Group since Wells Fargo's merger with First Interstate Bank in April 1996. Prior to the merger, Ms. Tubbs served as Senior Vice President and Manager of First Interstate's Portland, Oregon Commercial Banking Administration and served in various other capacities at First Interstate since 1972, including her appointment in March 1990 as Senior Vice President and Manager of the Oregon head office. Ms. Tubbs also serves on the boards of directors of several civic and charitable organizations.

EXECUTIVE OFFICERS

     Gene F. Hensley, age 47, has served as Executive Vice President since January 1999 and Vice President of Operations since December 1995. His current responsibilities include overseeing the company's day-to-day sales, marketing, operations and corporate communication. Mr. Hensley began employment with Trendwest in January 1990 in sales. Mr. Hensley is also President of the WorldMark, the Club Board of Directors and has overseen the Club's operations since April 1994. Mr. Hensley began his career in vacation ownership in 1979.

     Alan B. Schriber, age 48, has served as Executive Vice President of Trendwest since January 1999, and served as Vice President -- Administration and Finance from September 1994 to January 1997. Mr. Schriber is responsible for the accounts receivable, data processing, contract processing and human resources functions for Trendwest. Between 1987 and 1994, Mr. Schriber was senior Vice President of Gulf American Financial Services, which specialized in the development, implementation and project management of consumer credit and accounts receivable operations and systems. Prior to that, Mr. Schriber was Vice President of Administration for Thousand Trails.

     Gary A. Florence, age 58, has served as Vice President, Chief Financial Officer and Treasurer of Trendwest since January 1997. Effective January 1, 1999, Mr. Florence assumed responsibility for the Acquisitions and Resort Development activities of the Company. Prior to that time, he served as Treasurer of JELD-WEN, a position he held since 1992. Between 1973 and 1991, Mr. Florence served as JELD-WEN's Corporate Controller. Mr. Florence has been responsible for establishing the finance subsidiaries of Trendwest and structuring its sales and securitizations transactions. Effective April 30, 2000, Mr. Florence will retire as Chief Financial Officer and Treasurer of Trendwest.

     J. Michael Moyer, age 63, has served as Senior Vice President of Trendwest since 1989. Mr. Moyer also serves as a Board member of WorldMark. Effective January 1, 1999, Mr. Moyer is the project manager for the development of a 7,400 acre destination resort located near Rosyln, Washington. Prior to this, Mr. Moyer oversaw Trendwest's Public Affairs activities, all legal matters regarding the sales of Vacation Credits and acted as liaison with state and federal agencies. Prior to joining Trendwest, Mr. Moyer served in the same capacity at Thousand Trails and All Seasons Resorts.

     Timothy P. O'Neil, age 37, joined Trendwest as Vice President -- Finance in February 1999. From 1988 to January 1999, Mr. O'Neil worked for Bank One and its predecessor companies First Chicago NBD and NBD Bank in their corporate banking and loan syndication departments. Mr. O'Neil acted as the placement agent for the Company's first securitization. Effective April 30, 2000, Mr. O'Neil will assume the role of Chief Financial Officer of Trendwest.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee reviews the Company's accounting practices, internal accounting controls and financial results and oversees the engagement of the Company's independent auditors. The current members of the Company's Audit Committee are Messrs. Sites, Demorest and Kintzinger. The Audit Committee met two times in 1999.

     The Compensation Committee reviews and recommends to the Board of Directors salaries, bonuses and other forms of compensation for executive officers of the Company and administers the Company's stock option plan. The current members of the Compensation Committee are Messrs. Hollern and Kintzinger and Ms. Tubbs. The Compensation Committee met one time in 1999.

     During 1999, the Company's Board of Directors met seven times. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which such director served.

DIRECTOR FEES

     Directors who are not employees of the Company or JELD-WEN receive a fee of $6,250 per quarter. All non-employee directors are reimbursed for out of pocket expenses for each Board meeting attended.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table and related notes set forth all compensation received from the Company for the three fiscal years ended December 31, 1999 by the Company's Chief Executive Officer ("CEO") and the four most highly paid executive officers (other than the CEO) who were serving as executive officers at the end of 1999 (collectively, together with the CEO, the "Named Executive Officers").

                                                                         OTHER ANNUAL     OPTIONS
       NAME AND PRINCIPAL POSITION         YEAR    SALARY     BONUS     COMPENSATION(1)   GRANTED
       ---------------------------         ----   --------   --------   ---------------   -------
William F. Peare.........................  1999   $115,000   $195,522       $12,276        4,000
  President and Chief                      1998    105,000    225,778        14,474        4,000
  Executive Officer                        1997    100,000    197,340        12,055       20,000
Jeffery P. Sites.........................  1999     90,000    159,359        18,560        4,000
  Chief Operating Officer                  1998     80,000    166,615        13,779        4,000
                                           1997     75,000    159,145        15,919       20,000
Gene F. Hensley..........................  1999     80,000    136,183        19,597        4,000
  Executive Vice President                 1998     72,000    120,650        19,322        4,000
                                           1997     70,000    108,840        12,342       20,000
Alan B. Schriber.........................  1999     80,000    136,183        17,545        4,000
  Executive Vice President                 1998     70,000    120,650        11,893        4,000
                                           1997     60,000     87,196        11,225       20,000
Gary A. Florence.........................  1999     80,500    142,915        20,876        4,000
  Vice President,                          1998     77,500    120,650        26,668        4,000
  Chief Financial Officer and Treasurer    1997     75,000    114,955        33,422       20,000

---------------
(1) Other annual compensation is comprised of various items such as Company 401(k) contributions and auto allowance.

EMPLOYMENT, TERMINATION AND CHANGE OF CONTROL AGREEMENTS

     Messrs. Peare and Sites have entered into employment agreements with the Company. Under the employment agreements, Mr. Peare will receive a base annual salary of $115,000 and Mr. Sites will receive a base annual salary of $90,000; each will have the opportunity to receive performance bonuses. The agreements contain a covenant not to compete for a period of two years in the event of termination of employment for any reason. If employment is terminated by the Company without cause, the employee will receive his base salary for a period of one year following the date of termination plus the amount of bonus earned during the preceding twelve months.

GRANTS OF STOCK OPTIONS

     The following table sets forth information on stock option grants during fiscal 1999 to the Named Executive Officers. The options set forth in the table below were granted on November 4, 1999, as part of recipient's 1999 compensation.

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                                                                                          ANNUAL RATES OF
                                                                                            STOCK PRICE
                             NUMBER OF      PERCENT OF                                   APPRECIATION FOR
                             SECURITIES    TOTAL OPTIONS                                 EIGHT YEAR OPTION
                             UNDERLYING     GRANTED TO      EXERCISE                          TERM(2)
                              OPTIONS      EMPLOYEES IN       PRICE      EXPIRATION    ---------------------
NAME                         GRANTED(1)     FISCAL YEAR     ($/SHARE)       DATE        5% ($)      10% ($)
----                         ----------    -------------    ---------    ----------    --------    ---------
William F. Peare...........    4,000           2.58%         21.5157      11/4/07       41,100       98,400
Jeffery P. Sites...........    4,000           2.58%         21.5157      11/4/07       41,100       98,400
Gene F. Hensley............    4,000           2.58%         21.5157      11/4/07       41,100       98,400
Alan B. Schriber...........    4,000           2.58%         21.5157      11/4/07       41,100       98,400
Gary A. Florence...........    4,000           2.58%         21.5157      11/4/07       41,100       98,400

---------------
(1) Each of the options reflected in this table was granted to the respective Named Executive Officer pursuant to the Company's 1997 Option Plan. The exercise price of each option is equal to the fair market value of the Common Stock on the date of grant. The options vest ratably over five years beginning on the first anniversary of the date of grant.

(2) These assumed rates of appreciation are provided in order to comply with the requirements of the Securities and Exchange Commission (the "SEC") and do not represent the Company's expectation or projection as to the actual rate of appreciation of the Common Stock. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The actual value of the options will depend on the performance of the Common Stock and may be greater or less than the amounts shown.

EXERCISE OF STOCK OPTIONS

     The following table sets forth information on the exercise of stock options during fiscal year 1999 by each of the Named Executive Officers and the value of unexercised options at December 31, 1999.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                   NUMBER OF               VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                SHARES                      AT FISCAL YEAR-END (#)        AT FISCAL YEAR-END ($)
                               ACQUIRED        VALUE      ---------------------------   ---------------------------
NAME                          ON EXERCISE   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   -----------   -----------   -------------   -----------   -------------
William F. Peare............      --            --           8,800         19,200          8,900         39,538
Jeffery P. Sites............      --            --           8,800         19,200          8,900         39,538
Gene F. Hensley.............      --            --           8,800         19,200          8,900         39,538
Alan B. Schriber............      --            --           8,800         19,200          8,900         39,538
Gary A. Florence............      --            --           8,800         19,200          8,900         39,538

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is responsible for establishing policies and programs which govern compensation for executive officers and for administering these programs to determine bonus amounts and option awards.

COMPENSATION POLICY

     The Company's executive compensation policy is designed to attract, reward and retain management who will achieve the business objectives of the Company. The Company's compensation policy seeks to align executive compensation with corporate performance, both on a short-term and long-term basis. In this regard, the base salaries of executives are established at levels which are considered lower than might otherwise be warranted in light of the duties and scope of responsibilities of each officer's position. Executive officers are afforded the opportunity to substantially increase their income through a bonus system that is based primarily on the Company's annual sales. A smaller portion of the bonus of executive officers is based on the Company's net income exceeding a 20% annual return on equity.

     The Compensation Committee also awarded stock options to various executive officers following the Company's initial public offering. The purpose of these awards was to provide key officers with an equity incentive in the Company to reinforce management's commitment to enhancement of profitability and Shareholder value. These options granted were based primarily on the executive officer's level of responsibility within the Company and the length of time such officer had been employed by the Company.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. William Peare, the Company's Chief Executive Officer, is a party to an employment agreement with the Company and his compensation for 1999 was determined in accordance with the employment agreement. Mr. Peare's base compensation is set at $115,000 and he is eligible to receive a performance bonus, based primarily on the Company's annual sales, up to approximately two times his base salary. For 1999, Mr. Peare's bonus was $195,522. The Compensation Committee also awarded Mr. Peare a grant of options to acquire 4,000 shares of Common Stock. As with the other grants to executive officers, Mr. Peare's grant was based on his position as chief executive officer and his length of service with the Company.

                                          COMPENSATION COMMITTEE

                                          Michael P. Hollern
                                          Douglas P. Kintzinger
                                          Linda M. Tubbs

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total Shareholder return (stock price appreciation plus dividends) on the Common Stock with the cumulative total return of the S&P 500 Index and the group of peer companies set forth below (based on weighted market capitalization) selected by the Company.

                     COMPARED CUMULATIVE TOTAL RETURN AMONG
          TRENDWEST RESORTS, INC., S&P 500 INDEX AND PEER GROUP INDEX

[PERFORMANCE GRAPH]

                                         TRENDWEST RESORTS,
                                                INC.                S & P 500              PEER GROUP        PEERS + YOUR COMPANY
                                         ------------------         ---------              ----------        --------------------
8/97                                           100.00                 100.00                100.00                 100.00
12/97                                          127.08                 102.43                 94.07                  94.83
12/98                                           69.44                 131.70                 60.52                  60.73
12/99                                          125.00                 159.42                 56.43                  57.87

PEER GROUP DETAIL

AMERICAN SKIING                                             LODGIAN, INC
BRISTOL HOTEL CO                                            PROMUS HOTEL CO
CHOICE HOTELS CO                                            SHOLODGE INC
EXECUSTAY CORP                                              SUNTERRA CORP
FAIRFIELD COMMUNITIES                                       SILVERLEAF RESORTS
FOUR SEASON                                                 SUBURBAN LODGES HOTELS
HOST MARRIOTT CORP                                          SUNBURST HOSPITALITY CORP
INTRAWEST CORP                                              SUPERTEL HOSPITALITY INC

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

RELATIONSHIP WITH JELD-WEN, INC.

     Background. JELD-WEN, inc. ("Parent" or "JELD-WEN") owns 81.06% of the outstanding shares of the Company's Common Stock. Roderick Wendt and Douglas Kintzinger are directors of the Company and Richard Wendt was a director of the Company until March 1997. Richard Wendt, Roderick Wendt and Douglas Kintzinger are all directors of JELD-WEN. In addition, Richard Wendt, Roderick Wendt and Douglas Kintzinger own 38.7%, 2.1% and .5%, respectively, of the outstanding shares of JELD-WEN. Eagle Crest, Inc. ("Eagle Crest"), a wholly-owned subsidiary of JELD-WEN, is developing the Eagle Crest Resort. Running Y Resort, Inc. ("Running Y"), a wholly-owned subsidiary of Eagle Crest, is developing the Running Y Resort.

     The Company is developing a resort in central Washington known as MountainStar in conjunction with JELD-WEN. JELD-WEN owns the land and the Company is acting as the developer. On behalf of its Parent, the Company has incurred costs of approximately $10,898,000 in 1999 related to the project. All costs incurred to date will be reimbursed by the Parent.

     Administrative Services. JELD-WEN provides a self-insured health, life and disability benefits plan to its employees, in which the Company participated. The Company paid JELD-WEN approximately $3,207,000 in 1999 to include the Company's employees within the JELD-WEN plan. JELD-WEN also self-insures its worker's compensation liability and the Company also participates in that plan. The Company paid JELD-WEN approximately $720,000 in 1999 to include the Company's employees within the JELD-WEN plan.

     Credit Facility. The Company maintains an unsecured, open, revolving credit line with JELD-WEN of $10 million which is payable on demand. The Company pays JELD-WEN interest at prime plus one percent. The maximum month-end balance of the line outstanding to JELD-WEN during 1999 was $0. To the extent the Company has excess funds available to loan JELD-WEN, such loans earn interest at prime minus two percent. The maximum month-end outstanding lending to JELD-WEN during the year was $4,417,000. The terms of the line of credit are the same as JELD-WEN provides to its other subsidiaries and divisions. The Company believes that the terms of the line of credit as a whole are no less favorable than could be obtained from an unaffiliated third party.

     Agreement with Eagle Crest. Through June 30, 1999, the Company had an agreement with Eagle Crest whereby the Company had assigned to Eagle Crest the nonexclusive right to sell Upgrade Vacation Credits in WorldMark at Eagle Crest's resort in Redmond, Oregon and to retain the gross proceeds from such sales. Effective June 30, 1999, Eagle Crest terminated sales of Upgrades in WorldMark. In addition, the Company purchases Notes Receivable from Eagle Crest at face value plus accrued interest. During the year, the Company purchased Notes Receivable in the principal amount of approximately $473,000. The terms of the agreement with Eagle Crest were negotiated between the managements of the Company and Eagle Crest.

     Agreement with Running Y. During 1999, The Company purchased Notes Receivable from Running Y in the principal amount of approximately $177,000. The Company retains the full face interest on the contracts financed and sold to the Company with full recourse to Running Y for any unpaid principal amounts. The terms of the agreement with Running Y were negotiated between the managements of the Company and Running Y.

RELATIONSHIP WITH WORLDMARK

     WorldMark, The Club ("WorldMark") is a California nonprofit mutual benefit corporation that was formed by Trendwest for the specific purposes of owning, operating and maintaining the real property conveyed to it by Trendwest. Trendwest has the exclusive, non-terminable right to contribute properties to WorldMark. The Company contributes properties to WorldMark, free from all monetary encumbrances, which are then added to the inventory of WorldMark Resort units available for use by Owners. In return for the contribution of property to WorldMark, Trendwest has the exclusive right to market and sell Vacation Credits.

     WorldMark is managed by a Board of Directors elected by the Owners, who vote in proportion to the number of Vacation Credits owned. At present, three of WorldMark's five Board members are executive officers of Trendwest, Mr. William
F. Peare, Mr. Gene F. Hensley and Mr. J. Michael Moyer. In addition, Mr. Hensley is the President of WorldMark.

     The Company has a Management Agreement with WorldMark whereby it acts as the exclusive manager and servicing agent of WorldMark and the vacation owner program. The Company's responsibilities under the Management Agreement include general management of WorldMark, overseeing the property management and service levels of the resorts, and preparing financial forecasts and budgets for WorldMark. The Management Agreement provides for automatic one-year renewals unless such renewal is denied by a majority of the voting power of the Owners (excluding Trendwest). As compensation for its services, the Company receives the portion of total revenues received by WorldMark remaining after WorldMark pays or reserves for its expenses plus reserves for repair and replacement of WorldMark Resorts. This amount is subject to a ceiling equal to 15% of the budgeted annual expenses and reserves of WorldMark (exclusive of management fees). Management revenues from WorldMark during 1999 were approximately $2,972,000.

RELATIONSHIP WITH SAGE SYSTEMS

     Background. The Company and Sage Systems (a subsidiary of Interval Resort and Financial Services) and Sage Escrow, a licensed escrow company, are parties to several administrative agreements. Woodrow O'Rourke, Vice President of Operations of Sage Systems and Co-Owner of Sage Escrow, is the brother-in-law of William F. Peare, a director and the President and Chief Executive Officer of the Company.

     Escrow. The Company and Sage Escrow are parties to an Escrow Agreement under which contracts for the sale of Vacation Credits by the Company, and the funds received from such sales, must be placed in escrow with Sage. The Company pays Sage a fee of $35 to $40 per account for which Sage holds escrowed funds. Under the Escrow Agreement, the Company paid Sage approximately $943,000 in 1999. The Company has terminated its agreement with Sage Escrow as of March 31, 2000.

     Servicing of Accounts. The Company and Sage Systems are parties to a Service Agreement under which Sage is responsible for maintaining a data processing system to bill and receive monthly receivable payments. The Company pays Sage a monthly fee of $1.75 per account serviced by Sage. Under the Service Agreement, the Company paid Sage approximately $1,165,000 in 1999.

     Software. The Company, Sage Systems and James McBride, Sr., an employee of Sage, entered into a Software Transfer Agreement in August 1994, under which Sage and Mr. McBride granted the Company an irrevocable, royalty-free license to use certain computer software programs. Concurrently with the Software Transfer Agreement, the Company and Sage entered into a Software Support and Maintenance Agreement (the "Maintenance Agreement"), under which Sage provides modifications, improvements and customer service to the Company in connection with the licensed computer software programs. Under the Maintenance Agreement, the Company paid Sage an initial fee of $12,000, a retainer of $2,000 per month, and labor charges of $50 per hour for services in excess of ten hours per month. Under the Maintenance Agreement, the Company has paid Sage approximately $35,000 in 1999.

     The terms of the various agreements with Sage were negotiated between the managements of the Company and Sage. The Company believes that the terms of such agreements are no less favorable than could have been obtained from an unrelated third party.

EMPLOYMENT RELATIONSHIPS

     Frederick C. Peare, the brother of Mr. William Peare, is employed by the Company as a director of one of the Company's sales offices. During 1999, Frederick C. Peare received a salary (based on commissions) and Company 401(k) contributions of $223,000. Deborah Hamilton, the sister of Mr. William Peare, is employed by the Company in an administrative role. During 1999, Ms. Hamilton received a salary and bonus of $61,000. Scott Sites, the brother of Mr. Jeffery Sites, is employed by the Company in a sales capacity. During 1999, Scott Sites received a salary (based on commissions), bonus and Company 401(k) contributions of $133,000.

Jessi Sites, the sister-in-law of Mr. Jeffery Sites and wife of Scott Sites, is employed by the Company in a sales position. During 1999, Mrs. Sites received salary, (based on commissions), bonus and Company 401(k) contributions of $122,000. Thomas F. Sites, the brother of Mr. Jeffery Sites, is employed by the Company in an administrative capacity. During 1999, Thomas Sites received a salary, bonus and Company 401(k) contributions of $179,000.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under SEC rules, the Company's directors, executive officers and beneficial owners of more than 10% of any Trendwest equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes during fiscal 1999, such SEC filing requirements were satisfied.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has appointed KPMG LLP ("KPMG") as the Company's independent auditors for the fiscal year ending December 31, 2000. Representatives of KPMG LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions from Shareholders. Ratification of the selection of KPMG requires the affirmative vote of a majority of the votes cast by the holders of the Common Stock voting in person or by proxy at the Annual Meeting.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 2000 FISCAL YEAR.

                                 ANNUAL REPORT

     A copy of the Company's 1999 Annual Report to Shareholders, including the Annual Report to the SEC on Form 10-K and the financial statements, is enclosed. Additional copies of the Company's Annual Report may be obtained by writing to Investor Relations, 9805 Willows Road, Redmond, Washington 98052.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Shareholder proposals intended to be presented at the Company's 2001 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than December 8, 2000 for inclusion in the Company's Proxy Statement relating to the 2001 Annual Meeting.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, management knows of no business that will be presented for consideration at the Annual Meeting other than the matters set forth in this Proxy Statement. If any other business properly comes before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting such proxies.

                                          By Order of the Board of Directors,

                                          /s/ WILLIAM PEARE

                                          William F. Peare
                                          President and Chief Executive Officer

April 28, 2000

                             TRENDWEST RESORTS, INC.
                   9805 WILLOWS ROAD, REDMOND WASHINGTON 98052

            PROXY FOR THE JUNE 8, 2000 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF TRENDWEST RESORTS, INC.

        The undersigned Shareholder(s) of Trendwest Resorts, Inc. (the "Company") hereby appoints William F. Peare and Jeffery P. Sites, and each of them, as proxies, each with the power of substitution to represent and to vote, as designated below, all the shares of Common Stock of the Company held of record by the undersigned on April 10, 2000 at the Annual Meeting of Shareholders to be held on June 8, 2000, and at any and all adjournment thereof.

1. ELECTION OF DIRECTORS

       [ ]  FOR the nominees listed below.

       [ ]  WITHHOLD AUTHORITY to vote for any of the nominees listed below
            (TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE OUT THE NAME OF SUCH NOMINEE).

       Nominees (Term Will Expire in 2003): Harry L. Demorest
                                            William F. Peare

2. RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS

       [ ]  FOR            [ ]  AGAINST           [ ]  ABSTAIN


       Shares represented by properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN ITEM 1. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.


                      Dated: _______________________, 2000


                      ____________________________________
                                  Signature(s)


                      ____________________________________
                      Please sign as name(s) appears on this
                      proxy and date this proxy. If a joint
                      account, each joint owner must sign. If
                      signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.